Exhibit (99)(a)

THE BANK OF
NEW YORK COMPANY, INC.                                  NEWS
=================================================================
                             48 Wall Street, New York, N.Y. 10286
                             ------------------------------------
                             Contact

FOR RELEASE:                 PUBLIC AND INVESTOR RELATIONS DEPT.

    IMMEDIATELY                 Paul J. Leyden, SVP
                                212-495-1041


            THE BANK OF NEW YORK WITHDRAWS ITS PROPOSAL
            -------------------------------------------
                       TO MERGE WITH MELLON
                       --------------------

           Will Resume Stock Buyback Program Immediately


New York, N.Y. - May 20, 1998 -- The Bank of New York Company, Inc. (NYSE:BK) announced today that it has withdrawn its proposal to merge with Mellon Bank Corporation (NYSE:MEL). Effective immediately, The Bank of New York is also resuming its stock buyback program, which was suspended on April 22 in connection with the merger proposal. These actions were taken after Mellon denied The Bank of New York's request to meet with Mellon's full board of directors to explain the merger proposal in detail and to address the issues that Mellon has raised. A copy of the letter setting forth The Bank of New York's request is attached to this press release.

"Mellon's refusal to meet with us and to have the opportunity for a constructive dialogue that would move this merger forward is inexplicable," said Thomas A. Renyi, chairman and chief executive officer. "Given that we will proceed only on a consensual basis, we have decided to withdraw our proposal. We are extremely grateful to the many Mellon and Bank of New York shareholders - from the largest institutions to individuals - who have taken the time to meet with us, have given the proposal their enthusiastic support and have communicated that support to Mellon's management and board of directors."

"We remain confident that 1998 will be another record year for The Bank of New York," Mr. Renyi continued. "We will continue to give our shareholders industry-leading returns by pursuing our highly successful and sustainable business strategy."

"Unfortunately, it is Mellon's own shareholders who have been hurt by the intransigence of their company's management. I am particularly dismayed at Mellon's dismissive and superficial treatment of this transaction. At no time have they put forward a credible alternative strategy that will give their shareholders at least the same value embedded in our proposal."


                             -more-

"A merger with The Bank of New York would provide Mellon shareholders with value far in excess of what we believe Mellon is capable of providing alone. We continue to believe that a Mellon/Bank of New York combination makes enormous sense not only for shareholders, but for Mellon's customers, employees and communities alike. We remain available to engage in productive discussions at any time."

Support for the proposed merger from Mellon shareholders has been overwhelming. Over the past several weeks, Mr. Renyi and other senior officers of The Bank of New York have met in person or spoken with 65 of Mellon's largest institutional shareholders. These shareholders own over 75 million Mellon shares or about 30% of total shares outstanding. Over 99% of the shares contacted, representing nearly 75 million shares have given strong support for the merger. Holders of over 75% of the shares contacted have indicated that they have expressed their views in support of the transaction to Mellon's management in person, by phone or in writing.

The Bank of New York Company, Inc. is one of the largest bank holding companies in the United States, with assets of $59 billion as of March 31, 1998. The Company provides a complete range of banking and other financial services to corporations and individuals worldwide through its basic businesses: Securities Servicing and Cash Processing; Corporate Banking; Asset Based Lending; Trust, Investment Management and Private Banking; Retail Banking; and Financial Market Services.


                              *****

          [THE BANK OF NEW YORK COMPANY, INC. LETTERHEAD]

May 14, 1998



Mr. Frank V. Cahouet
Chairman, President and
  Chief Executive Officer
Mellon Bank Corporation
One Mellon Bank Center, 4700
Pittsburgh, PA  15258-0001

Dear Frank,

Over the past several weeks my associates and I have met in person or spoken with 65 of Mellon Bank Corporation's largest institutional shareholders about our proposal to merge Mellon Bank and The Bank of New York. In aggregate, these shareholders own over 75 million Mellon shares or about 30% of total shares outstanding. Their response has been overwhelmingly supportive. I understand many of them have personally contacted you and your Board in this regard.

Given the weight of this support, I write to you to request a meeting with your full Board of Directors in order to formally and completely present our proposal and our analysis of the benefits of a combination of our companies. We believe the importance of this proposal is such that a meeting with your entire Board is warranted and appropriate. Such a meeting will provide a detailed view of significant aspects of our merger plan and a forum for questions and a constructive dialogue surrounding the issues that Mellon Bank has raised publicly.

I would like to comment briefly on a number of the issues that Mellon Bank has raised, which would be thoroughly expanded on at a board presentation.

As you and I have discussed on many occasions, this combination would be revenue driven. To Mellon's strength in asset management, cash management and retail banking would be added our strength in securities servicing, corporate banking, capital markets and international trade and cash management. Cross-selling has been an integral part of both our strategies. More than 60% of our combined revenues would come from sustainable high growth, fee-based business. This alone will drive us to a higher price-earnings multiple that we both strive for and deserve.

The Bank of New York has long been admired for the efficiency of its operations. Our efficiency is driven by one of the highest revenue growth rates in the industry coupled with prudent management of expenses. Our approach is focused, disciplined and tailored to the distinct nature of each of our business activities. I believe these characteristics are consistent with your own business philosophy.

It is also important to note the similarity of our customer base.
We compete head-on in many of our businesses. Our clients choose us for similar reasons: technology, customer service, and acknowledged commitment to our businesses.


                             -more-

This combination offers a double benefit in the area of technology: we would increase our technology investment over what either of us would do alone, yet spread those costs over a wider customer base. The Bank of New York alone will spend over $250 million in technology this year.

Our two institutions are well-recognized for their ability to acquire large and complex businesses while achieving a very high level of customer retention. We are confident that by building upon the strength of our respective management teams we can complete a successful merger.

Lastly, but certainly not least, we recognize that an important consideration of any merger is the effect on the communities served by those institutions - access to banking services, local investment, charitable commitment, and the potential for long-term job creation.

- Unlike an in-market merger, there would be no branch closings and we would be able to provide our combined retail, corporate, and institutional customers a wider array of products and services.

-     We would, of course, reaffirm and build upon all existing
      CRA and charitable commitments.

- Any job losses would be spread out over the entire combined company and thus be geographically diverse.

- The revenue dynamics of the new company would require additions to staff in many business development and customer service areas.

The merger we propose ensures that a preeminent banking institution, fully equipped to compete and prosper in the next century, will continue to have its corporate headquarters in Pittsburgh, preserving the Mellon name.

I've briefly touched on some of the key issues that need to be fully developed for the Mellon Board to thoroughly consider our proposal. Shareholders of both Mellon and The Bank of New York feel this proposal is worthy of a meeting with your full Board. We await your invitation to do so. Unless I hear from you before, I will call you on Tuesday, May 19th to set a date. Given the importance of the issue, I assume a specially convened board meeting would be appropriate to consider our proposal. I appreciate your full consideration.

Sincerely,

[Thomas A. Renyi]


cc:  Members of the Mellon Board of Directors